EXHIBIT 10.1

AMENDMENT TO TRANSITION SERVICES AGREEMENT

This Amendment to the Transition Services Agreement, dated November 27, 2002, is made and entered into by and between Limited Brands, Inc. (“Limited Brands”) and Lerner New York Holding, Inc. and New York & Company, Inc., successor in interest  to New York & Co. Group, Inc. (collectively, “Buyer” and/or “Lerner”). Defined terms that are used but not defined herein shall be as defined in the Agreement between Limited Brands and Buyer. The Parties wish to amend the Agreement and Schedules as described below. It is therefore agreed as follows:

1.             Section 5.02 (a) (v), is deleted in its entirety and replaced with the following:

“For any reason, upon 24-months advance written notice, which notice shall be given no earlier March 1, 2007, Buyer may terminate (A) all (but not less than all) Logistics Services, (B) the Logistics Services described under the heading “Compliance Support Services” in Schedule III, or (C) if the Logistics Services described under the heading “Compliance Support Services” in Schedule III have been terminated earlier, all (but not less than all) of the remaining Logistics Services (such termination right, as applicable, to be exercisable more than once).”

2.       Section 5.02 (c) is deleted in its entirety and replaced with the following:

“For any reason, upon 24-months advance written notice, which notice shall be given no earlier March 1, 2007, Limited Brands may terminate (A) all (but not less than all) Logistics Services, (B) the Logistics Services described under the heading “Compliance Support Services” in Schedule III, or (C) if the Logistics Services described under the heading “Compliance Support Services” in Schedule III have been terminated earlier, all (but not less than all) of the remaining Logistics Services (such termination right, as applicable, to be exercisable more than once).

3.             Section 6.0.6 (c) is deleted in its entirety and replaced with the following:

“If to Limited Brands, to:

Limited Brands, Inc.
Three Limited Parkway
Columbus, OH  43230
Fax: (614) 415-7188
Attention: General Counsel

With a copy (which shall not constitute notice for any legal proceeding) to:

Contract Services
Limited Brands, Inc.
Two Limited Parkway
Columbus, OH  43230
Facsimile:  (614) 577-3051”

4.             Schedule III, Section 1.1 is deleted in its entirety and replaced with the following:

“Except as otherwise provided in this Schedule III, Limited Brands’ obligation to provide or procure, and Lerner’s obligation to purchase, the Services described in this Schedule III (the “Logistics Services”) shall commence on the Closing Date and terminate on the earliest to occur of (i) the date which is twenty four (24) months after the date on which Limited Brands notifies Lerner in writing that it has elected to terminate its obligation to provide or procure the Logistics Services, which notice shall be given no earlier than March 1, 2007, (ii) the date which is twenty four (24) months after the date on which Lerner notifies Limited Brands in writing that it has elected to terminate its obligation to purchase the Logistics Services, which notice shall be given no earlier than March 1, 2007, and (iii) the date specified for such termination in the applicable section of Section 5.02 of the Agreement, if Limited Brands or Lerner, as the case may be, terminates the Logistics Services in accordance with Section 5.02 of the Agreement. The period from the Closing Date until the date on which the Logistics Services are terminated is referred to as the “Logistics Term”.

5.             In Schedule III, Section 5.1 of the Agreement, second sentence, after “PPV”, insert “Enterprise Resource Planning (“ERP”) Systems (specifically SAP)”. Also, the following language is inserted at the end of Section 5.1: “Limited Brands and Lerner will partner to enable both entity systems to communicate in a manner that replicates or improves the logistic support provided by Limited Brands as of the date of this Amendment. Limited Brands will provide interfaces for Lerner to use in order to send and receive information to and from Limited Brands’ systems. Lerner’s obligation (and its cost) with regard to Limited Brands’ system changes shall include but not be limited to providing technical project support as well as testing of the interfaces prior to implementation as specified by Limited Brands. Limited Brands shall be responsible for all costs, other than internal Lerner labor, associated with developing the interfaces that will be provided to Lerner. Lerner agrees that there will be no financial charge back to Limited Brands for time spent by Lerner employees and/or its agents or consultants on activities related to project support and testing. Limited Brands agrees to provide Lerner, at no additional cost to Lerner (beyond that already included in the LLS Customary Billing method charges or as otherwise stated herein), system access and appropriate training required by Lerner in connection with any replacement applications that are presently supported under this Schedule III, including without limitation Rockport.

In regard to any changes to Lerner’s systems, initiated by Lerner, Lerner shall be responsible for all costs, other than Limited Brands internal labor, associated with system changes and system compatibility matters needed for Lerner to send and receive information to and from Limited Brands’ systems. Limited Brand’s obligation (and its cost) with regard to Lerner system changes shall include but not be limited to providing technical project support as well as testing of the interfaces prior to implementation as specified by Limited Brands. Limited Brands agrees that there will be no financial charge back to Lerner for time spent by Limited Brands employees and/or its agents or consultants on activities related to project support and testing.”

6.             In Schedule III, add an additional paragraph as follows:

“1.13 In addition to any other fees as stated herein, Lerner shall pay a Management Fee to Limited Brands in the amounts as specified below:

Management Fee Payment Schedule

Fiscal Year	2006	2007	2008	2009	2010
Management Fee	$500,000	$2,500,000	$2,500,000	$3,500,000	$4,000,000

The payments for Fiscal Year 2006 shall begin in May 2006 and continue each month thereafter in equal installments. For all subsequent full Fiscal Years, the Management  Fee shall be invoiced forty percent (40%) of the annual total in the months of February to July and sixty percent (60%) of the annual total in the months of August to January and invoiced in equal payments over each of those semiannual periods. For each successive annual period after the Fiscal Year 2010 payments, the annual amount of the Management Fee shall cumulatively increase each year thereafter based upon the CPI Adjustment. For any partial Fiscal Year at the end of the term, the Management Fee shall be reduced in proportion to the number of months in such Fiscal Year that this Agreement shall be effective, and the Management Fee shall be billed and paid each month in equal installments.”

7.             This Amendment is supplementary to and modifies the Agreement. This Amendment shall be incorporated as part of the Agreement. The terms of this Amendment supersede provisions in the Agreement only to the extent that the terms of this Amendment and the Agreement expressly conflict. However, nothing in this Amendment should be interpreted as invalidating the Agreement, and provisions of the Agreement will continue to govern relations between the parties insofar as they do not expressly conflict with this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

Lerner New York Holding, Inc.		Limitedbrands, Inc.

By:	/s/ Ronald W. Ristau	By:	/s/ Douglas L. Williams
Name:	Ronald W. Ristau	Name:	Douglas L. Williams
Title:	Chief Operating Officer and	Title:	General Counsel
	Chief Financial Officer	Date:	April 19, 2006
Date:	April 12, 2006

New York & Company, Inc.

By:	/s/ Ronald W. Ristau
Name:	Ronald W. Ristau
Title:	Chief Operating Officer and
Chief Financial Officer
Date:	April 12, 2006